SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A INFORMATION

INFORMATION REQUIRED IN PROXY STATEMENT
PURSUANT TO SECTION 14(A) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒Filed by a Party other than the Registrant☐
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6e(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Community Trust Bancorp, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Kentucky (state or other jurisdiction of incorporation)	001-31220 (commission file number)	61-0979818 (irs employer identification no.)
346 North Mayo Trail, Pikeville, Kentucky (address of principal executive offices)		41501 (zip code)
Registrant’s telephone number, including area code (606) 432-1414
Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
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(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐ Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule, or Registration Statement No.:
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COMMUNITY TRUST BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 24, 2018

The Annual Meeting of Shareholders of Community Trust Bancorp, Inc. (“CTBI”) will be held at Community Trust Bank, Inc., 346 North Mayo Trail, Pikeville, Kentucky, on Tuesday, April 24, 2018 at 10:00 a.m. EDT for the following purposes:

1.	To elect a Board of seven directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualify.

2.	To ratify and approve the appointment of BKD, LLP as CTBI’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2018.

3.	To approve the advisory (nonbinding) resolution relating to executive compensation.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only those holders of stock of record at the close of business on February 28, 2018 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

The Board of Directors recommends that you vote FOR each of the nominees for director, FOR the ratification and approval of the independent registered public accounting firm, FOR the approval of the advisory (nonbinding) resolution relating to executive compensation, and that you grant discretion on such other business as may properly come before the meeting or any adjournment.

This year CTBI is furnishing all proxy materials, including the Proxy Card, to our shareholders via direct mail, except for shareholders who have previously elected to receive their documents via electronic delivery.  However, all of the proxy materials listed below may also be obtained over the Internet at http://materials.proxyvote.com/204149:

•	Notice of Annual Meeting of Shareholders
•	CTBI’s Proxy Statement
•	CTBI’s 2017 Annual Report to Shareholders
•	Form of Proxy

Shareholders are cordially invited to attend the Annual Meeting of Shareholders. You may obtain directions to the meeting location by calling our Investor Relations Department toll-free at (800) 422-1090.  We hope you will attend the meeting and vote your shares in person.

By Order of the Board of Directors

/s/ Jean R. Hale
Jean R. Hale
Chairman of the Board,
President and Chief Executive Officer

Pikeville, Kentucky
April 2, 2018

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SUBMIT A PROXY.  IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT ANY TIME BEFORE YOUR PROXY IS EXERCISED.

Community Trust Bancorp, Inc.
346 North Mayo Trail
Pikeville, Kentucky 41501

PROXY STATEMENT

Annual Meeting of Shareholders
to be held April 24, 2018

INTRODUCTION

This Proxy Statement and accompanying proxy are furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of CTBI for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, April 24, 2018, at 10:00 a.m. (EDT), at Community Trust Bank, Inc., 346 North Mayo Trail, Pikeville, Kentucky, and any adjournments thereof.  A copy of CTBI’s 2017 Annual Report to Shareholders accompanies this Proxy Statement.

In accordance with rules adopted by the U.S. Securities and Exchange Commission (“SEC”), our proxy materials may also be accessed on the Internet at http://materials.proxyvote.com/204149.  The cost of solicitation of proxies will be borne by CTBI.  In addition to the use of the mail, proxies may be solicited in person, by telephone and other means of communication by directors, officers, and other employees of CTBI, none of whom will receive additional compensation for such services.  CTBI will also request brokerage houses, custodians, and nominees to forward soliciting materials to the beneficial owners of stock held of record by them and will pay the reasonable expenses of such persons for forwarding such materials.  This Proxy Statement and the accompanying proxy are first being mailed or given to shareholders of CTBI on or about April 2, 2018.

RECORD DATE AND VOTING SECURITIES

The Common Stock of CTBI (“Common Stock”) is the only class of outstanding voting securities.  Only holders of Common Stock of record at the close of business on February 28, 2018 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.  At the Record Date, there were 17,710,737 shares of Common Stock outstanding.  With respect to the election of directors, shareholders have cumulative voting rights.  Accordingly, each shareholder will have the right to cast as many votes in the aggregate as equals the number of shares of Common Stock held by the shareholder multiplied by the number of directors to be elected at the Annual Meeting.  Each shareholder may cast all of his or her votes for one candidate or distribute such votes among two or more candidates.  Shareholders will be entitled to one vote for each share of Common Stock held of record on the Record Date with regard to all proposals and other matters that properly come before the Annual Meeting or any adjournment thereof.

Each proxy, unless the shareholder otherwise specifies, will be voted in favor of the election of the seven nominees for director named herein, for the approval of the appointment of BKD, LLP as CTBI’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2018 and for the approval of the advisory (nonbinding) resolution relating to executive compensation.  Where a shareholder has appropriately specified how the proxy is to be voted, it will be voted accordingly.  As to any other matter which may properly be brought before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the proxy.  Shareholders may vote by mail, by telephone, or over the Internet by following the instructions on the Proxy Card.  A shareholder may revoke his or her proxy at any time prior to its exercise.  Revocation may be effected by written notice to CTBI, by a subsequently dated proxy received by CTBI, by oral revocation in person at the Annual Meeting or any adjournment thereof, or by voting in person at the Annual Meeting or any adjournment thereof.

A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the Annual Meeting.  Abstentions will be treated as present for purposes of determining a quorum, but as unvoted shares for purposes of determining the approval of any matter submitted to the shareholders for a vote.  If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to such matter.  At the Annual Meeting, brokers and other nominees will not have discretionary authority with respect to election of directors or approval of the advisory nonbinding resolution relating to executive compensation.  Therefore, if you hold shares through a broker or other nominee and do not provide voting instructions to your broker or other nominee, your shares will not be voted with respect to such proposals.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as to each shareholder known by CTBI to beneficially own more than five percent of the Common Stock as of the Record Date.

Beneficial Owner	Amount and Nature	Percent
Name and Address	of Beneficial Ownership	of Class
Community Trust and Investment Company	1,737,418 (1)	9.81%
As Fiduciary
100 East Vine St., Suite 400
Lexington, Kentucky 40507

BlackRock Inc.	1,134,307 (2)	6.40%
55 East 52nd Street
New York, NY 10055

The Vanguard Group, Inc.	951,057 (3)	5.37%
100 Vanguard Blvd.
Malvern, PA 19355

(1)
The shares indicated are held by Community Trust and Investment Company, a subsidiary of CTBI, in fiduciary capacities as trustee, executor, agent, or otherwise.  Of the shares indicated, Community Trust and Investment Company has sole voting rights with respect to 1,214,442 shares and no voting rights with respect to 522,976 shares.  Community Trust and Investment Company has sole investment authority with respect to 489,885 shares, shared investment authority with respect to 92,925 shares, and directed investment authority with respect to 1,154,608 shares; 738,738 shares are held by CTBI’s Employee Stock Ownership Plan (“ESOP”) and 415,870 shares are held by the 401(k) Plan. Each participant for whom shares are maintained in his or her ESOP or 401(k) Plan account is entitled to direct the Trustee as to the manner in which voting rights will be exercised with respect to such shares. The Trustee will vote in its discretion all unallocated shares and all shares for which no voting instructions are timely received.

(2)
This information is taken from a Schedule 13G/A filed January 29, 2018 with respect to holdings of BlackRock Inc. subsidiaries as of December 31, 2017.  The Schedule 13G/A reports sole voting power with respect to 1,102,022 shares and sole dispositive power with respect to 1,134,307 shares.

(3)
This information is taken from a Schedule 13G filed February 8, 2018 with respect to holdings of The Vanguard Group, Inc. and subsidiaries as of December 31, 2017.  The Schedule 13G reports sole voting power with respect to 18,247 shares, shared voting power with respect to 5,050 shares, sole dispositive power with respect to 929,650 shares and shared dispositive power with respect to 21,407 shares.

ELECTION OF DIRECTORS

CTBI’s directors are elected at each Annual Meeting of Shareholders and hold office until the next election of directors or until their successors are duly elected and qualify.  The persons named below, all of whom currently serve as directors of CTBI, have been nominated for election to serve until the next Annual Meeting of Shareholders.

Charles J. Baird
Nick Carter
Jean R. Hale
James E. McGhee II
M. Lynn Parrish
Dr. James R. Ramsey
Anthony W. St. Charles

Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote for the election of each of the nominees listed above.  All nominees have indicated a willingness to serve and CTBI does not anticipate that any of the above nominees will decline or be unable to serve if elected as a director.  However, in the event that one or more of such nominees is unable, unwilling, or unavailable to serve, the persons named in the proxy shall have authority, according to their judgment, to vote for such substitute nominees as they, after consultation with CTBI’s Board of Directors, shall determine.  If considered desirable, cumulative voting will be exercised by the persons named in the proxy to elect as many of such nominees as possible.

The Nominating and Corporate Governance Committee assists the Board in identifying qualified persons to serve as directors of CTBI.  The Committee will evaluate proposed director nominees, including incumbent directors, prior to recommending re-nomination.  The Nominating and Corporate Governance Committee selects as candidates for nomination individuals of high personal and professional integrity and ability who can contribute to the Board’s collective effectiveness in serving the interests of CTBI’s shareholders.  Maturity of judgment and community leadership are considered strengths for Board members.  Although the Committee does not utilize a specific or formulaic diversity policy or requirement, it does consider the make-up of the Board as a whole and favorably views Board diversity with respect to the following attributes:  professional and life experience, education, skills, age, race, and gender.

Each of the above-listed nominees has been identified as possessing good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics.  Each nominee also brings a strong and varied background and set of skills to the Board of Directors, giving the Board, as a whole, competence and experience in a range of areas.

Below is the information concerning each of the directors serving as of February 28, 2017, including each director’s particular and specific qualifications, attributes, and skills which led the Board to conclude that he/she should serve as director.  As more fully described below, the nominees for director collectively have skills in areas considered by the Nominating and Corporate Governance Committee to be valuable to CTBI, including experience in finance, accounting, legal matters, management, operations, and business development and growth, within the financial institutions, energy, and other business sectors.

Charles J. Baird, age 68, was appointed to the Board in 1987.  He currently serves as Chairman of the Board’s Corporate Retirement and Employee Benefit Committee and as Vice Chairman of the Board’s Executive Committee.  Mr. Baird has been an attorney with Baird and Baird, PSC since 1975.  He became President of Baird and Baird, PSC in 2009.  In addition to his more than 40 years of legal and management experience, he has attended seminars on banking law, corporate finance, and numerous legal matters, has been involved in numerous significant acquisitions during his legal career, and has been a director of many organizations over the years.  Mr. Baird has extensive legal experience in the businesses of coal, natural gas, and other natural resources, including the origination and management of such enterprises.  Mr. Baird is currently Chairman of the Eastern Kentucky Exposition Center and Coal Operators and Associates, Inc.  He was a member of the Workers’ Compensation Board Nominating Commission of Kentucky from 1987 until 2010, serving as Chairman for 10 years, and resumed service as a member from 2013 to 2016.  Mr. Baird also serves as a director of Community Trust and Investment Company, a subsidiary of CTBI.  During his extensive professional career, Mr. Baird has developed relationships with many of our shareholders, customers, and employees.

Nick Carter, age 71, was appointed to the Board in 2008.  He currently serves as Chairman of the Board’s Compensation Committee and as a member of the Audit and Asset Quality Committee.  Mr. Carter was President and COO of Natural Resource Partners L.P. (a coal, mineral, and aggregate reserve ownership business) and its subsidiaries (NYSE:NRP) from 2002 until his retirement in September 2014.  In his capacity as President and COO of NRP, Mr. Carter was responsible for all operational functions of the company, including accounting and finance, and was also responsible for the management of the company’s banking relationships, including those with many of the major banking entities in the United States.  For twelve years prior to joining NRP, Mr. Carter managed a $120 million private coal landholding company with operations in five states.  In those capacities, Mr. Carter attended and spoke at several investor conferences each year and attended numerous conferences and seminars relating to business management and legal matters.  Mr. Carter is a director of Alliance Resource Partners, LP (NASDAQ:ARLP), a former director of Vigo Coal Company, a former director of the National Bank of Hustonville, and a former director and non-executive Chairman of New Birmingham Inc., a privately held frack sand producer in Tyler, Texas.  Mr. Carter also serves as a director of Community Trust and Investment Company.

Jean R. Hale, age 71, was appointed to the Board in 1993 and was elected Chairman in 2004.  She currently serves as Chairman of the Board’s Executive Committee and as a member of the Corporate Retirement and Employee Benefit Committee.  Ms. Hale has been employed by CTBI since 1969 and held various positions within the company, primarily in the lending area, serving as Executive Vice President and Senior Lender, Senior Vice President/Commercial Lending, and Vice President/Consumer Lending, as well as serving as Compliance and CRA Officer, prior to becoming President and CEO of Community Trust Bank, Inc., CTBI’s lead subsidiary, in 1993 and President and CEO of CTBI in 1999.  She is Chairman of the Board of the Kentucky Economic Development Finance Authority and a member of the Kentucky Economic Development Partnership Board, the Commonwealth Seed Capital, LLC Board, the University of Pikeville Board of Trustees, the ARH Foundation Board, and the Community Depository Institutions Advisory Council of the Federal Reserve Bank of Cleveland.  In addition, she serves on the Executive Committee and as Chair of the Development Committee and Finance Committee for SOAR (Shaping Our Appalachian Region).  Ms. Hale also serves as Chairman of the Board of Community Trust Bank, Inc. and Community Trust and Investment Company.

James E. McGhee II, age 60, was appointed to the Board in 2005.  He currently serves as Chairman of the Board’s Risk and Compliance Committee, as Vice Chairman of the Corporate Retirement and Employee Benefit Committee and the Nominating and Corporate Governance Committee, and as a member of the Executive Committee and the Audit and Asset Quality Committee.  Mr. McGhee was an executive officer of Mountain Valley Explosives from 1995 until 2006 at which time he sold the company and formed Three JC Investments, LLC.  As President of Three JC Investments, LLC, he is involved in explosives consulting, natural gas development, and commercial property.  Over the years, Mr. McGhee has started several small businesses involving property and energy.  He also served as Executive Director of Dyno Explosives Distributors Association.  During his career with Coal-Mac, Sandy Valley Explosives, and Dyno East Kentucky dba Mountain Valley Explosives, Mr. McGhee was responsible for sales, acquisition, distribution, personnel, and financial reporting for several locations.  In addition to Mr. McGhee’s business management experience, he has attended several business related safety, sales, and management seminars, an accounting for non-accountants seminar, and continuing education classes for directors.

M. Lynn Parrish, age 68, was appointed to the Board in 1993.  He currently serves as the lead independent director of the Board, Chairman of the Board’s Nominating and Corporate Governance Committee, Vice Chairman of the Audit and Asset Quality Committee and the Compensation Committee, and a member of the Executive Committee and the Risk and Compliance Committee.  Mr. Parrish has been President of Marwood Land Company, a mineral development company, since 1992.  He co-founded Coal-Mac, Inc., a coal marketing and production company, in 1978 and served as its president until 1992.  In this capacity, Mr. Parrish oversaw all corporate functions, including accounting and finance.  Coal-Mac, Inc. was sold to a public company in 1989.  In 1993, he co-founded Knott Floyd Land Company, Inc., another coal marketing and production company.  As its chairman of the board and president, Mr. Parrish oversaw all functions of the company, including accounting and finance.  In 2006, Knott Floyd Land Company, Inc. was sold to a private equity fund.  Today, Mr. Parrish is part owner of Jigsaw Enterprises, LLC, an engineering and excavating company, Bit Source LLC, a software development company, and Eastern Telephone and Technologies, Inc., an electrical and digital company.  Mr. Parrish has served on several boards of directors over the years, including the Kentucky Chamber of Commerce and Pikeville Medical Center, and is currently a board member of Coal Operators and Associates, Inc., CEDAR, Inc., and the University of Pikeville, among others.

Dr. James R. Ramsey, age 69, was appointed to the Board in 2003.  He currently serves as Chairman of the Board’s Audit and Asset Quality Committee and as a member of the Risk and Compliance Committee.  Dr. Ramsey was President of the University of Louisville from 2002 until his retirement in July 2016.  Prior to becoming President of the University of Louisville, Dr. Ramsey held various positions, including State Budget Director and Interim Commissioner of the Office of the New Economy for the Commonwealth of Kentucky and Vice President of Finance and Administration of the University of North Carolina and Western Kentucky University.  Dr. Ramsey has an extensive resume of financial and economic experience.  Dr. Ramsey’s Ph.D. is in economics.  One of his areas of concentration during his studies included money and banking and financial markets.  He had brief experience as a bank employee before serving in the U.S. Army and attending graduate school.  Dr. Ramsey has also served as a consultant to a bank on cash management issues.  He served as a director of Texas Roadhouse, Inc. (NASDAQGS:TXRH) from 2004 to 2017.  He also served as trustee of Churchill Tax Free Fund of Kentucky from 1987 to 2013 and Narragansett Tax Free Bond Fund, Rhode Island from 2004 to 2013, and upon the merger of these funds with three other single state tax-free mutual funds—Colorado, Utah, and Arizona, he currently serves as trustee of the Aquila Municipal Trust.  Dr. Ramsey served on the Audit, Compensation, and Nominating and Governance Committees of Texas Roadhouse, Inc. from 2004 until 2017.  He also is a former advisory director of LG&E.

Anthony W. St. Charles, age 59, was appointed to the Board in 2010.  He currently serves on the Board’s Audit and Asset Quality Committee, Corporate Retirement and Employee Benefit Committee, Risk and Compliance Committee, and Compensation Committee.  Mr. St. Charles is the President and Chief Executive Officer of The St. Charles Group, LLC of Cincinnati, Ohio.  Mr. St. Charles has provided consulting services and subject matter expertise to financial institutions and technology companies in the United States and Europe for the past 29 years.  His company specializes in control environment reviews, finance related remedial activities, electronic banking, retail delivery channel analysis, and operations reengineering for all back office processes.  This broad spectrum of financial industry expertise allows Mr. St. Charles to provide valuable insight to the Board of Directors.  Prior to the formation of his own company, Mr. St. Charles was involved in Sales and Consulting with the Unisys Corporation for five years and held officer level positions with U.S. Bank for fourteen years.

The Nominating and Corporate Governance Committee will consider candidates nominated by shareholders.  The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders on the same basis as it evaluates any other properly recommended nominee.  Shareholders who desire to recommend a candidate for election at the next Annual Meeting of Shareholders should submit the name of the candidate and information concerning the qualifications of the candidate by mail to the Nominating and Corporate Governance Committee at CTBI’s address on or before February 16, 2019.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Directors

	Amount and
	Nature of
	Beneficial		Percent
Name	Ownership	(1)	of Class
Charles J. Baird	210,173	(3)	1.2%

Nick Carter	2,750		(2)

Jean R. Hale	226,280	(4)	1.3%

James E. McGhee II	26,792		(2)

M. Lynn Parrish	174,242	(5)	1.0%

Dr. James R. Ramsey	11,025		(2)

Anthony W. St. Charles	7,889		(2)

All directors and executive officers as a group (17 in number including the above named individuals)	856,623	(6)	4.8%

(1)
Under the rules of the Securities and Exchange Commission, a person is deemed to beneficially own a security if the person has or shares the power to vote or direct the voting of such security or the power to dispose or to direct the disposition of such security.  A person is also deemed to beneficially own any shares of which that person has the right to acquire beneficial ownership within sixty days.  Shares of Common Stock subject to options exercisable within sixty days are deemed outstanding for computing the percentage of class of the person holding such options but are not deemed outstanding for computing the percentage of class for any other person.  Unless otherwise indicated, the named persons have sole voting and investment power with respect to shares held by them.  Beneficial ownership of CTBI Common Stock is shown as of the Record Date.

(2)	Less than 1 percent.

(3)
Includes 6,213 shares held as trustee under various trust agreements established by Mr. Baird’s mother, Florane J. Baird, for her grandchildren, 165,000 shares held as trustee of the Bryan M. Johnson Testamentary Trust FBO Rosemary Dean, 30,800 shares held as trustee of the Carolyn A. Baird Family Trust, 220 shares held as trustee under various trust agreements established for Mr. Baird’s grandchildren, and 240 shares held by Mr. Baird’s wife, over which Mr. Baird has no voting or investment power.

(4)	Includes 3,529 restricted shares awarded under CTBI’s stock ownership plans, 22,865 shares held in the ESOP, and 75,902 shares held in the 401(k) Plan which she has the power to vote.

(5)	Includes 113,796 shares held by Mr. Parrish’s wife, Jessica J. Parrish, as trustee of the Trust under the M. Lynn Parrish 2006 GRAT over which Mr. Parrish has no voting or investment power.

(6)	Includes 688 shares which may be acquired by all directors and executive officers as a group pursuant to options exercisable within sixty days of the Record Date.

Executive Officers

The following persons are the executive officers of Community Trust Bancorp, Inc. as of the Record Date, in addition to Jean R. Hale, Chairman of the Board, President, and Chief Executive Officer.  They are not nominated to serve as directors.  Their security ownership as of the Record Date is as follows:

Name	Position	Amount and Nature of Beneficial Ownership		Percent of Class
James B. Draughn	Executive Vice President	30,150	(2)	(1)

James J. Gartner	Executive Vice President	1,484	(3)	(1)

Mark A. Gooch	Executive Vice President and Secretary	56,444	(4)	(1)

Charles Wayne Hancock	Executive Vice President	5,291	(5)	(1)

D. Andrew Jones	Executive Vice President	15,429	(6)	(1)

Larry W. Jones	Executive Vice President	10,564	(7)	(1)

Richard W. Newsom	Executive Vice President	28,688	(8)	(1)

Ricky D. Sparkman	Executive Vice President	24,172	(9)	(1)

Kevin J. Stumbo	Executive Vice President, CFO and Treasurer	20,688	(10)	(1)

Andy D. Waters	Executive Vice President	4,562	(11)	(1)

(1)	Less than 1 percent.

(2)	Includes 6,165 restricted shares awarded under CTBI’s stock ownership plans, 9,810 shares held in the ESOP, and 13,423 shares held in the 401(k) Plan which Mr. Draughn has the power to vote.

(3)	Includes 978 restricted shares awarded under CTBI’s stock ownership plans, 122 shares held in the ESOP, and 54 shares held in the 401(k) Plan which Mr. Gartner has the power to vote.

(4)	Includes 2,224 restricted shares awarded under CTBI’s stock ownership plans, 15,909 shares held in the ESOP, and 18,163 shares held in the 401(k) Plan which he has the power to vote.

(5)	Includes 959 restricted shares awarded under CTBI’s stock ownership plans, 2,410 shares held in the ESOP, and 1,392 shares held in the 401(k) Plan which Mr. Hancock has the power to vote.

(6)
Includes 688 shares which Mr. Andrew Jones may acquire pursuant to options exercisable within sixty days of the Record Date, but over which he has no power to vote, and 912 restricted shares awarded under CTBI’s stock ownership plans, 8,266 shares held in the ESOP, and 2,239 shares held in the 401(k) Plan which he has the power to vote.

(7)	Includes 1,199 restricted shares awarded under CTBI’s stock ownership plans and 706 shares held in the ESOP which Mr. Larry Jones has the power to vote.

(8)	Includes 1,052 restricted shares awarded under CTBI’s stock ownership plans, 11,690 shares held in the ESOP, and 10,260 shares held in the 401(k) Plan which Mr. Newsom has the power to vote.

(9)
Includes 1,052 restricted shares awarded under CTBI’s stock ownership plans, 7,613 shares held in the ESOP, 5,475 shares held in the 401(k) Plan, and 209 shares held in an individual retirement account which Mr. Sparkman has the power to vote.

(10)	Includes 1,124 restricted shares awarded under CTBI’s stock ownership plans, 8,296 shares held in the ESOP, and 10,554 shares held in the 401(k) Plan which Mr. Stumbo has the power to vote.

(11)	Includes 654 restricted shares awarded under CTBI’s stock ownership plans and 3,908 shares held in the ESOP which Mr. Waters has the power to vote.

DIRECTORS’ COMPENSATION

Directors of CTBI, excluding the Chairman of the Audit Committee, the Chairman of the Risk and Compliance Committee, and the Chairman of the Compensation Committee, who are not also officers of CTBI, were paid $8,750 per quarter for 2017, plus $600 for any committee meeting attended the day prior to regularly scheduled quarterly Board meetings.  The Chairman of the Audit Committee was paid $11,250 per quarter.  The Chairman of the Risk and Compliance Committee and the Chairman of the Compensation Committee were each paid $10,000 per quarter for 2017.  Directors are paid $100 for special committee meetings by telephone and $300 for other committee meetings held on days other than the day prior to regularly scheduled quarterly Board meetings.  Directors who are also officers of CTBI did not receive additional compensation for serving as a director.  No option awards, stock awards, retirement benefits, or other benefits are provided to directors of CTBI.  The following table shows the total fees paid in 2017 to each director.

Director	2017 Fees Paid
Charles J. Baird	$37,100	(1)

Nick Carter	45,700	(1)

Jean R. Hale	0	(2)

James E. McGhee II	43,500

M. Lynn Parrish	38,900

Dr. James R. Ramsey	48,400

Anthony W. St. Charles	38,900

Total	$252,500

(1) Mr. Baird and Mr. Carter each receive $300 per meeting as directors of Community Trust and Investment Company.

(2) As an officer of CTBI, Ms. Hale does not receive directors’ fees.

For information concerning director compensation for 2018, see the Role of the Compensation Committee section of the Compensation Discussion and Analysis.

CORPORATE GOVERNANCE

The Board of Directors has determined that the following five of CTBI’s seven directors are “independent” as defined by applicable law and NASDAQ listing standards: Nick Carter, James E. McGhee II, M. Lynn Parrish, Dr. James R. Ramsey, and Anthony W. St. Charles.  The independent directors have no relationships with CTBI or its independent auditors other than immaterial relationships which were therefore not considered by the Board in confirming independence.  Mr. Parrish has been selected by the Board of Directors as the “lead independent director.”

The lead independent director presides over executive sessions of the Board and acts as the liaison between independent directors and the Chairman of the Board.  The lead independent director also provides input to the Chairman of the Board concerning the agendas for Board meetings and performs other duties as assigned by the Board from time to time.

The leadership structure of the Board consists of a combined Chairman and Chief Executive Officer position, which has been held by Ms. Hale since 2004.  The Board believes that a unified Chief Executive Officer and Chairman is appropriate and in the best interests of CTBI and its shareholders.  The Board believes that combining these roles provides the following advantages:

•	The Chief Executive Officer is the director most familiar with CTBI’s business and is best suited to lead discussions on important matters affecting CTBI’s business;

•	The combination of the roles creates a firm link between management and the Board and facilitates the development and implementation of corporate strategy; and

•
The combination of the positions contributes to a more effective and efficient Board, and the Board believes it does not undermine the Board’s independence, particularly in light of the role played by the Board’s lead independent director.

The lead independent director serves an important corporate governance function by providing separate leadership for the non-management and independent directors. The Board makes the determination of the appropriate leadership structure based on current circumstances.  The Board also believes that the solid and profitable performance of CTBI under Ms. Hale’s direction demonstrates the effectiveness of CTBI’s leadership structure.  Ms. Hale is the direct link between executive management and the Board, and as a banking professional with more than 45 years of industry experience, she provides critical insight and perception to the Board, as well as feedback to executive management, through her understanding of the issues at hand.

During 2017, the Board held four executive sessions, under the guidelines for executive sessions prescribed in the Corporate Governance Guidelines, which included only non-management directors.

Corporate Governance Guidelines and the Code of Business Conduct and Ethics adopted by the Board may be found on CTBI’s website at www.ctbi.com.  The Code of Business Conduct and Ethics governs the actions of CTBI’s directors, officers, and employees.  The Code is reviewed by the Nominating and Corporate Governance Committee and approved by the Board.

Shareholders may communicate directly with the Board of Directors by sending a written communication addressed to the Chairman of the Board of Directors at CTBI’s address.

The Board of Directors held six meetings during the 2017 fiscal year, including the annual organizational meeting.  Each director attended at least 75% of the aggregate number of Board meetings and meetings of Board committees on which such director served in 2017.  It is the Board’s policy that directors should attend each Annual Meeting of Shareholders subject to a substantial personal or business conflict.  All of CTBI’s directors attended the 2017 Annual Meeting of Shareholders.  The Board has the following committees: Audit and Asset Quality Committee, Compensation Committee, Executive Committee, Nominating and Corporate Governance Committee, Risk and Compliance Committee, and Corporate Retirement and Employee Benefit Committee.

The Audit and Asset Quality Committee (the “Audit Committee”) Charter, which is subject to annual review, was last reviewed and approved in January 2018 and may be found on CTBI’s website at www.ctbi.com.  The Audit Committee consists of Dr. James R. Ramsey (Chairman), M. Lynn Parrish (Vice Chairman), Nick Carter, James E. McGhee II, and Anthony W. St. Charles, all of whom meet the independence standards of Rule 5605(a)(2) and the audit committee qualifications of Rule 5605(c)(2) of the NASDAQ listing standards.  The Board of Directors has determined that none of the Audit Committee members has a relationship to CTBI that may interfere with his independence from CTBI and its management. The Board has determined that Dr. James R. Ramsey is an audit committee financial expert for CTBI and is independent as described above.  For further information regarding the Audit Committee, please see the Report of the Audit and Asset Quality Committee below.

The Compensation Committee consists of Nick Carter (Chairman), M. Lynn Parrish (Vice Chairman), and Anthony W. St. Charles, all of whom meet the applicable independence standards.  The Compensation Committee Charter can be found on CTBI’s website at www.ctbi.com.  The Compensation Committee met five times during 2017.  See the Role of the Compensation Committee section of the Compensation Discussion and Analysis for more information.

The Nominating and Corporate Governance Committee consists of M. Lynn Parrish (Chairman) and James E. McGhee II (Vice Chairman); both meet the applicable independence standards.  The Nominating and Corporate Governance Committee Charter can also be found on CTBI’s website at www.ctbi.com.  The Nominating and Corporate Governance Committee: (i) evaluates and recommends nominee directors for election to the Board and appointment to committee membership and (ii) develops and recommends to the Board policies and guidelines relating to corporate governance and the identification and nomination of directors and committee members.  This committee is also responsible for the annual review of the Board’s performance as a whole, each committee’s performance as a whole, each individual director’s performance, and the annual review of CTBI’s succession plans for its Chief Executive Officer and other executive officers.  Each of our directors is evaluated annually on the basis of personal characteristics, financial literacy, mature confidence, high performance standards, and core competencies.  The Nominating and Corporate Governance Committee met three times in 2017.  See Election of Directors for more information.

The Risk and Compliance Committee consists of James E. McGhee II (Chairman), M. Lynn Parrish, Dr. James R. Ramsey, and Anthony W. St. Charles, all of whom meet the applicable independence standards.  The Risk and Compliance Committee Charter may be found on CTBI’s website at www.ctbi.com.  The Risk and Compliance Committee: (i) oversees management’s compliance with all of CTBI’s regulatory obligations arising under applicable federal and state banking and financial institutions laws, rules, and regulations and (ii) oversees management’s implementation and enforcement of CTBI’s risk management policies and procedures.  On a quarterly basis, CTBI’s Chief Internal Audit/Risk Officer provides a comprehensive risk report to the Risk and Compliance Committee.  The Risk and Compliance Committee met four times during 2017.

Under our Corporate Governance Guidelines, the Board is charged with providing oversight of our risk management processes. The Audit Committee and the Risk and Compliance Committee are primarily responsible for overseeing our risk management function on behalf of the Board.  In carrying out its responsibilities, the Audit and Risk and Compliance Committees work closely with our Chief Risk Officer and other members of our enterprise-wide risk management team.  Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as the impact of competition.  Management is responsible for the day-to-day management of risks CTBI faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full Board of Directors is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have responsibilities with respect to our risk oversight.  The Audit Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks.  CTBI utilizes an enterprise-wide risk management (“EWRM”) process designed to provide the Board and management with the capabilities needed to identify, assess, and manage the full spectrum of risks inherent to our industry.  While business unit managers are primarily responsible for managing risk inherent in their areas of responsibility, CTBI has established a risk management governance structure to establish policies, monitor adherence to the policies, and manage the overall risk profile of CTBI.  CTBI’s EWRM program is not intended to replace normal risk management activities conducted by the business unit managers.  The EWRM program is designed to provide a portfolio view of risks across the entire enterprise.

As an integral part of the risk management process, management has established various committees consisting of senior executives and others within CTBI.  The purpose of these committees is to closely monitor risks and ensure that adequate risk management practices exist within their respective areas of authority.  Some of the principal committees include the Asset/Liability Management (ALCO) Committee, the Loan Portfolio Risk Management Committee, the Senior Credit Committee, the Information Technology Steering Committee, and various compliance-related committees.  Overlapping membership of these committees by senior executives and others helps provide a unified view of risk on an enterprise-wide basis.  To facilitate an enterprise-wide view of CTBI’s risk profile and coordinate the enterprise risk management governance process, a Chief Risk Officer has been appointed, who oversees the process and reports on CTBI’s risk profile.  Additionally, risk champions are assigned for various areas.  The risk champions facilitate implementation of the enterprise risk management and governance process across CTBI.  The Risk and Compliance Committee oversees and supports the EWRM process.  The Board of Directors, through its Risk and Compliance Committee, has overall responsibility for oversight of CTBI’s enterprise risk management governance process.  The Risk and Compliance Committee monitors and assesses regular reports from the management team’s EWRM Committee regarding comprehensive organizational risk as well as particular areas of concern.  In addition, the Nominating Committee considers risks related to succession planning.  The Compensation Committee considers risks related to the attraction and retention of critical employees and risks relating to CTBI’s compensation programs and contractual employee arrangements and oversees incentives that encourage a level of risk-taking consistent with our overall strategy.  The Compensation Committee reviews compensation and benefit plans affecting employees in addition to those applicable to executive officers.

REPORT OF THE AUDIT AND ASSET QUALITY COMMITTEE

The Audit and Asset Quality Committee (the “Audit Committee”) oversees the financial reporting process of CTBI on behalf of the Board of Directors.  All directors who serve on the Audit Committee meet the independence standards of Rule 5605(a)(2) and the audit committee qualifications of Rule 5605(c)(2) of the NASDAQ listing standards.  The Audit Committee monitors the integrity of CTBI’s financial statements, the qualifications and independence of CTBI’s independent registered public accounting firm (“independent auditor”), the performance of CTBI’s internal audit function, CTBI’s system of internal controls, financial reporting, and disclosure controls, and compliance with the Corporate Governance Guidelines and Code of Business Conduct and Ethics.  The Audit Committee has established procedures for the confidential, anonymous submission of concerns about accounting matters, internal controls, and auditing matters.  Management has the responsibility for the preparation of CTBI’s consolidated financial statements and management’s assertion on the design and effectiveness of CTBI’s internal control over financial reporting.  The independent auditor has the responsibility for the examination of those consolidated financial statements.

The Audit Committee reviewed with the independent auditor, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality, not just the acceptability, of CTBI’s accounting policies and practices.  Additionally, the Audit Committee’s review included discussion with CTBI’s independent auditor of matters required to be discussed pursuant to the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (“AS 16”).  AS 16 requires CTBI’s independent auditor to provide the Audit Committee with additional information regarding the scope and results of its audit of CTBI’s financial statements, including with respect to: (i) its responsibility under audit standards performed in accordance with standards of the PCAOB (United States), (ii) qualitative aspects of significant accounting policies and practices, (iii) management judgments and critical estimates, (iv) significant unusual transactions, (v) related party relationships and transactions, (vi) audit adjustments, (vii) evaluation of the quality of financial reporting, (viii) other information in documents containing audited financial statements, (ix) any disagreements with management, (x) significant issues discussed with management, and (xi) any difficulties encountered in performing the audit.

The Audit Committee received from BKD, LLP a letter providing the disclosures required by applicable requirements of the PCAOB, with respect to any relationships between BKD, LLP and CTBI that, in its professional judgment, may reasonably be thought to bear on independence.  BKD has discussed its independence with the Audit Committee and has confirmed in such letter that, in its professional judgment, it is independent of CTBI within the meaning of the federal securities laws.

The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor.  The Audit Committee will periodically grant general pre-approval of certain audit and non-audit services.  Any other services must be specifically approved by the Audit Committee, and any proposed services exceeding the pre-approved cost levels must be specifically pre-approved by the Audit Committee.  In periods between Audit Committee meetings, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.

The Audit Committee discussed with CTBI’s internal auditor and independent auditor the overall scope and plans for their respective audits.  The Audit Committee met with its internal auditor and independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of CTBI’s internal controls, and the overall quality of CTBI’s financial reporting.  The Audit Committee held twelve meetings during fiscal year 2017.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and the independent auditor the audited consolidated financial statements of CTBI as of and for the year ended December 31, 2017 and management’s assertion on the design and effectiveness of CTBI’s internal control over financial reporting as of December 31, 2017.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.  The Audit Committee has also recommended, subject to shareholder ratification, the selection of BKD, LLP as CTBI’s independent registered public accounting firm.

Dr. James R. Ramsey, Chairman
M. Lynn Parrish, Vice Chairman
Nick Carter, Member
James E. McGhee II, Member
Anthony W. St. Charles, Member

February 20, 2018

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of CTBI engaged BKD, LLP (“BKD”) to serve as its independent registered certified public accounting firm for the year ended December 31, 2017.

Aggregate fees billed to CTBI for the fiscal years ending December 31, 2017 and 2016 by CTBI’s principal accounting firm, BKD, LLP, were as follows:

	2017	2016
Audit fees	$384,100	$419,870
Audit related fees	48,049	59,476
Subtotal	432,149	479,346
Tax fees	71,500	50,460
Total	$503,649	$529,806

Audit related fees included payments for audits of CTBI’s ESOP and 401(k) Plan and out-of-pocket expenses related to the audit of the consolidated financial statements, as well as services normally provided by an independent auditor in connection with statutory or regulatory filings or engagements.  Tax fees include payments for preparation of the federal and state corporate income tax returns and the preparation of the Form 5500s for the CTBI sponsored benefit plans.

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee requests that shareholders ratify its selection of BKD to examine the consolidated financial statements of CTBI for the fiscal year ending December 31, 2018.  Although action by the shareholders on this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of CTBI’s financial controls and reporting.  Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different auditors at any time during the year if it determines that such a change would be in the best interest of CTBI and its shareholders.  BKD is not expected to have a representative present at the Annual Meeting.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BKD, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF CTBI.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The compensation of our Chief Executive Officer, Chief Financial Officer, and other three most highly compensated executive officers (“Named Executive Officers”) is described in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement.  Shareholders are urged to read both of these sections of this Proxy Statement, which discuss our compensation policies and procedures with respect to our Named Executive Officers.  As discussed in the Compensation Discussion and Analysis, the Compensation Committee seeks to establish executive compensation at fair, reasonable, and competitive levels, with a meaningful portion of compensation tied to performance.

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the changes to Section 14A of the Securities Exchange Act of 1934, we are providing CTBI’s shareholders the opportunity to vote on an advisory (nonbinding) resolution to approve the compensation of our Named Executive Officers.  At our 2017 Annual Meeting of Shareholders, shareholders approved the annual submission of our Named Executive Officer compensation to shareholders for approval on an advisory (nonbinding) basis.  Accordingly, the following resolution will be submitted for a shareholder vote at the Annual Meeting to be held on April 24, 2018:

“RESOLVED, that the shareholders of Community Trust Bancorp, Inc. (“CTBI”) approve, on an advisory basis, the overall compensation of CTBI’s Named Executive Officers, as described in the Compensation Discussion and Analysis and Executive Compensation sections set forth in the Proxy Statement for this Annual Meeting.”

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is nonbinding on CTBI and the Board.  However, the Board values constructive dialogue on executive compensation and other important governance topics with CTBI’s shareholders and encourages all shareholders to vote their shares on this matter.

Approval of this resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting.  While this vote is required by law, it will neither be binding on CTBI or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, CTBI or the Board.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.  Brokers and other nominees do not have discretionary voting power over the advisory vote on executive compensation. Therefore, if you hold shares through a broker or other nominee and do not provide voting instructions to your broker or other nominee, your shares will not be voted with respect to this proposal.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY (NONBINDING) RESOLUTION RELATING TO EXECUTIVE COMPENSATION.

PAY RATIO DISCLOSURE RULE

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd – Frank Act”), the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (‟PEO”).  CTBI’s PEO is Ms. Jean Hale.  Registrants must comply with the pay ratio rule for the first fiscal year beginning on or after January 1, 2017.  The purpose of the new required disclosure is to provide a measure of the equitability of pay within the organization.  CTBI believes its compensation philosophy and process yield an equitable result and is presenting such information as follows:

Median employee total annual compensation	$32,601
Ms. Hale (PEO) total annual compensation	$1,107,976
Ratio of PEO to median employee compensation	34.0:1.0

In determining the median employee, a listing was prepared of all employees (other than the PEO) as of December 31, 2017, ordered based on total compensation.  Wages and salaries were annualized for those employees who were not employed for the full year of 2017, other than temporary or seasonal employees.  The median employee was selected from the annualized list.  Included in the calculation of total compensation were the employee earnings paid by CTBI, cash bonuses received, the grant date fair value of any equity grants by the employer, employer paid ESOP contributions, employer matching of 401(k) contributions, employer paid life insurance premiums, and dividends paid on restricted stock held by the employee.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

In the ordinary course of business, CTBI, through its wholly-owned commercial bank subsidiary, Community Trust Bank, Inc. (the “Bank”), has had in the past and expects to have in the future banking transactions, including lending to its directors, officers, principal shareholders, and their associates.  When these banking transactions are credit transactions, they are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.  None of the credits are disclosed as nonaccrual, past due, restructured, or potential problem credits.  In the opinion of CTBI’s Board of Directors, such transactions do not involve more than the normal risk of collectability or present any other unfavorable features.

Mr. Charles J. Baird, a director of CTBI, is a shareholder in Baird and Baird, P.S.C., a law firm that provided services to CTBI and its subsidiaries during 2017 and is being retained by CTBI and its subsidiaries during the fiscal year 2018.  Approximately $1.1 million in legal fees and $0.1 million in expenses paid on behalf of CTBI, $1.2 million in total, were paid to Baird and Baird, P.S.C. during 2017.

The Board of Directors has determined that the Compensation Committee of the Board should review and approve related party transactions.  Accordingly, management recommends to the Compensation Committee related party transactions to be entered into by CTBI, including the proposed aggregate value of such transactions if applicable.  After review, the Compensation Committee recommends approval or disapproval of such transactions and at each subsequently scheduled meeting, management updates the Compensation Committee as to any material change to those proposed transactions.  The Compensation Committee provides a report to the Board of Directors at each regularly scheduled meeting of the related party transactions approved by the Compensation Committee since the date of its previous report to the Board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) requires CTBI’s executive officers and directors and persons who own more than ten percent (10%) of the Common Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”), as well as to furnish CTBI with a copy of such report.  Additionally, SEC regulations require CTBI to identify in its Proxy Statement those individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year.  Based upon a review of Forms 3, 4, and 5 furnished to CTBI, there were no late filings in the year 2017.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is intended to provide shareholders with an understanding of our executive compensation philosophy, our decision making process, the key compensation-related decisions made by the Compensation Committee (“Committee”) in 2017, and any changes approved for 2018.  It also describes the key components of compensation provided to CTBI’s executive officers, including our Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers (“Named Executive Officers” or “NEOs”).  Our Named Executive Officers consist of Jean R. Hale (Chairman, President, and Chief Executive Officer), Kevin J. Stumbo (Executive Vice President, Chief Financial Officer, and Treasurer), Mark A. Gooch (Executive Vice President and Secretary), Larry W. Jones (Executive Vice President), and James B. Draughn (Executive Vice President).

Executive Summary

During 2017, the Committee continued its ongoing review of the compensation program for executive officers and monitored the impact of certain changes implemented from 2012 through 2016, especially in regard to the executive incentive plans.  As described below, the changes made from 2012 through 2016 were intended to increase the portion of total pay that is performance-based and accomplish four significant objectives:  (i) improve the alignment of executive pay with CTBI performance; (ii) provide executives a pay opportunity that is competitive with industry practices; (iii) attract and retain qualified management; and (iv) maintain enterprise wide risk management.

In early 2012, the Committee adopted, and the Board of Directors approved a strategy for managing executive compensation over the next several years. The following summarizes the adopted strategy:

•	Manage executive officer salaries toward the median of market values (i.e., the middle of the range of competitive practices), contingent on the executives meeting or exceeding performance standards.
•	Increase the cash incentive opportunity under the Senior Management Incentive Compensation Plan (“the Incentive Plan”).
•
Slightly reduce the stock-based incentive opportunity under the Incentive Plan in order to offset some of the increase in cash incentives and control the potential dilution to shareholders that could result from the use of stock-based incentives.

•	Introduce a performance-based long-term incentive plan.

During 2017, the Committee reviewed the executive compensation strategy described above and the actions taken to implement it since 2012.  The Committee concluded that the implementation of the new strategy had improved the competitiveness of the compensation opportunity provided to executive officers as well as the alignment of executive pay with CTBI performance.  As a result, the Committee determined it would be appropriate to continue the executive compensation strategy through the remainder of 2017 and into 2018.

CTBI’s earnings (Net Income and EPS) and returns (Return on Assets and Return on Equity) for 2017 were above minimum performance levels but below target performance levels for payment of cash bonuses and restricted stock established at the beginning of 2017 under the 2017 Incentive Plan.  Total compensation paid to the Named Executive Officers with respect to 2017 was more than such amounts paid to the Named Executive Officers with respect to 2016 because Named Executive Officers also received payments under the long-term incentive plan for the three years ended December 31, 2017, as opposed to the previous year when no payments were made to Named Executive Officers under the long-term incentive plan for the three-year period ended December 31, 2016.  CTBI’s cumulative net income for the three years ended December 31, 2017 was between the minimum and target levels of performance required for payment of an incentive, unlike the previous year when CTBI’s cumulative net income for the three years ended December 31, 2016 did not reach the minimum performance level.  See “2017 Annual Incentive Plan” and “Long-Term Incentive Plan” below for additional information, including the specific performance targets. Named Executive Officers received base salary increases for 2017 ranging from 3.62% to 5.15% over 2016 base salaries in keeping with the executive compensation strategy designed, among other things, to provide a pay opportunity competitive with industry practices.

Role of the Compensation Committee

The principal duties of the Committee are to establish the executive compensation strategy of CTBI; approve compensation plans that support the implementation of the strategy; assess and monitor the potential risks associated with various compensation arrangements, especially incentive compensation plans; approve the compensation of the CEO; review the recommendations of the CEO and approve the compensation of the other executive officers of CTBI; and make recommendations to the Board of Directors concerning executive officer and director compensation.  The Committee is responsible for establishing, implementing, and continually monitoring adherence with CTBI’s executive compensation philosophy.

To accomplish these responsibilities, the Committee reviews and approves corporate goals and objectives relevant to the compensation of CTBI’s CEO, and it evaluates the performance of the CEO relative to the approved goals and objectives.  The Committee determines and approves the CEO’s compensation considering this evaluation of performance.  Additionally, the Committee reviews compensation levels for CTBI’s other executive officers relative to goals and objectives relevant to their responsibilities, considers the CEO’s evaluation of their achievements, and approves their compensation based on this evaluation.

The Committee strives to establish and maintain compensation plans that are: (i) focused on rewarding performance; (ii) aligned with the interests of shareholders; (iii) competitive with the practices of peer companies; (iv) sufficient to enable CTBI to attract and retain a strong management team; and
(v) designed to avoid creation of undue risk for the Company.

The Committee has followed certain guiding principles to ensure the effectiveness of CTBI’s executive compensation strategy.  The Committee recognizes the importance of perceived fairness of compensation practices, both internally and externally, and believes that the long-term success of CTBI and its ability to create value for shareholders is dependent on attracting, motivating, rewarding, and retaining skilled executives.  Significant time is devoted by the Committee to monitoring the relationship between executive pay and CTBI performance, and adjusting compensation plans and practices as needed from year to year to maintain an appropriate alignment of pay with performance.  The Committee recognizes that the competition for talented executives among financial institutions similar to CTBI is intense, and it considers compensation data and other labor market indicators as it reviews CTBI’s compensation plans.  Current economic and industry environments are considered when reviewing executive compensation.  Full disclosure is made to the independent members of the Board of Directors of CTBI’s executive compensation policies, practices, and issues to ensure that all directors understand the implications of the Committee’s decisions.  Likewise, the Committee works with management to ensure that public filings related to executive compensation are transparent and comply with applicable regulations.

The Committee has established various processes to assist it in ensuring CTBI’s executive compensation program is achieving its objectives.  Among these are:

•
Assessment of Company Performance – The Committee considers various measures of company and industry performance, including but not limited to asset growth, asset quality, earnings per share, return on assets, return on equity, total shareholder return, and execution of CTBI’s growth strategy and annual business plan.  In addition, the Committee considers general economic conditions within the Company’s primary markets, as well as the Company’s relationships with its regulators and the results of any recent exams. The Committee does not apply a formula or assign relative weights to these measures.  Instead it makes a subjective determination after considering such measures individually and collectively.

•
Assessment of Individual Performance – Individual performance assessments impact the compensation of all CTBI employees, including the CEO and other Named Executive Officers.  Goals and objectives are established for the CEO, and the Committee evaluates performance relative to those goals and objectives.  The Committee reviews the performance of other executive officers and considers the CEO’s recommendations concerning the officers’ achievements.  Additionally, the Committee applies its own judgment based on the interactions of the Board and/or the Committee with each executive officer.  The performance evaluation of each executive officer considers their contributions to CTBI’s performance and other leadership accomplishments.

•
Total Compensation Review – The Committee annually reviews each executive’s base salary, annual incentive compensation, and stock-based incentives.  In addition to these primary compensation elements, the Committee reviews other executive compensation arrangements, including, for example, payments that could be required under various severance and change in control scenarios.  This “holistic” review process ensures that the Committee considers the executive’s total compensation prior to changing any single component.

•	Risk Management – The Committee reviews all incentive plans and compensation programs to insure the plans do not create any risks that are reasonably likely to have a material adverse impact on CTBI.

The Committee meets in executive session without management or guests present when making decisions about the compensation arrangements for Named Executive Officers and at other times as needed.

In addition to its responsibilities for executive compensation, the Committee periodically reviews the compensation provided to the CTBI Board of Directors to ensure that the compensation provided for service on the Board and its committees is commensurate to the amount of work required from the individual directors as well as from the Board in aggregate.  The Committee periodically compares the pay arrangements for the Board and the actual amounts earned by individual directors to amounts paid to outside directors of banking companies in the Peer Group (as defined below) and to survey data for director compensation.  In late 2014, the Committee reviewed the existing compensation program for outside directors of CTBI and determined it would be appropriate to adjust the annual retainer for service on the Board from $30,000 to $35,000.  The incremental retainer provided to the Chairman of the Audit Committee was maintained at $10,000, resulting in a total retainer of $45,000.  The retainers for the Chairman of the Risk and Compliance Committee and the Chairman of the Compensation Committee were maintained at $5,000, in each case resulting in a total retainer of $40,000.  These adjustments were deemed necessary to provide the Board of Directors with compensation that is comparable to amounts paid to outside directors at similar publicly traded financial institutions.  These adjustments to Board compensation were approved by the Board of Directors and became effective in January 2015 and remained in effect through 2017.  No action has been taken to adjust the compensation of the Board of Directors for 2018.  For additional information, see “Directors’ Compensation.”

Executive Compensation Philosophy

The Committee believes that executive officer compensation is an integral component of CTBI’s business and human resources strategies.  It is important to CTBI’s success that highly talented and experienced individuals serve as executive officers.  The Committee strives to provide compensation which is sufficient to attract and retain such executives.  The Committee seeks to establish executive compensation at fair, reasonable, and competitive levels.  The Committee also believes that executive compensation should be strategy-focused and recognize individual achievements as well as group contributions and CTBI results.  Therefore, the Committee desires to offer a competitive, market-driven executive officer compensation package which provides for a meaningful portion of compensation to be based upon performance.  As a result, CTBI’s executive compensation package includes incentive-based cash and equity compensation in addition to base salary and employee benefits.

The goal of the Committee is to offer market competitive compensation, without being the highest or lowest provider.  Total compensation packages, including base salaries plus cash- and stock-based incentives, are set at levels the Committee believes are sufficient to attract and retain qualified executives whose performance and success should contribute to shareholder value.  The compensation of Named Executive Officers is based on the same criteria and performance factors used for all other executive officers.

Compensation Consultant

The Committee may engage outside advisors as necessary to assist with its oversight of executive compensation.   Pearl Meyer & Partners (“Pearl Meyer” or “Consultant”) has been retained annually since 2012 to review CTBI’s executive compensation plans.  The role of the Consultant is to provide analyses, information, and advice to assist the Committee in making decisions related to compensation of executive officers.  The Committee believes that the Consultant is independent and no conflicts of interest are raised by the work of the Consultant under the criteria specified in SEC rules.

During December 2017, Pearl Meyer performed a compensation review which included: (i) evaluating the competitiveness of pay for twelve executive officers, including each of the Named Executive Officers, and (ii) developing recommendations for managing executive pay in 2018.  Pearl Meyer’s analysis revealed that the competitiveness of CTBI’s executive compensation was approximately the same as in 2016.  The analysis revealed that the mix of base salary and incentive compensation in 2017 was similar to market practices due to CTBI’s increased emphasis on incentive compensation, including the introduction of a new performance-based long-term incentive plan in 2012.  Compensation competitiveness had improved significantly from the 2011 – 2012 period but remained slightly below median market values for comparable executives in similar banks.  Additionally, based on separate analyses of banking industry performance prepared by Pearl Meyer for the one-year and three-year periods ending December 31, 2016 (the last full year for which both pay and performance data were available for CTBI and the Peer Group) and the one-year and three-year periods ending September 30, 2017 (the most recent quarter for which financial results were available for both CTBI and the Peer Group), CTBI’s performance on a variety of metrics (such as EPS growth, ROE and ROA) was somewhat below the median results of the Peer Group, resulting in CTBI’s executive pay and business performance being relatively well aligned versus its peers.  These results were similar to the outcome of its 2016 analysis of CTBI’s executive pay; therefore, Pearl Meyer recommended the Committee continue to refine and implement the executive compensation strategy it had adopted in early 2012.  As described previously in the Executive Summary, the thrust of the executive compensation strategy and the changes made since 2012 has been to increase the portion of executive pay that is contingent on performance and provide a total compensation opportunity that is more competitively positioned with current practices in the banking industry.  In early 2018, the Committee considered the impact of changes made in prior years and determined it would be appropriate to continue the current executive compensation strategy.  As a part of this strategy, the Committee examined the compensation components in light of current industry practice.  Accordingly, in January 2018, the Committee approved certain changes to the compensation of the Named Executive Officers, including base salary increases and adjustments to their annual and long-term incentive potentials, as further described below.

Pearl Meyer’s 2012 review of the compensation program for the Board of Directors found that CTBI’s compensation program for outside directors was structured in a manner that was consistent with banking industry practices, in terms of providing retainers and meeting fees for board and committee service.  However, the amount of compensation provided to CTBI directors was below the median levels of compensation paid to outside directors of banks within the Peer Group and median values reported in survey data for comparable banks.   Pearl Meyer developed several alternatives for gradually adjusting the compensation of the Board of Directors.  After review of the alternatives for Board Compensation, the Committee agreed to gradually increase Board compensation by adjusting the annual retainers for Board members as well as the retainers provided to chairs of Board committees over a multi-year period.  No changes were made to Board compensation arrangements during 2017, nor were any changes approved for 2018.  See “Directors’ Compensation” for additional details.

Peer Group

CTBI periodically compares its executive pay and business performance, as well as the compensation of the Board of Directors, to a group of comparable, publicly traded financial institutions (“Peer Group”).  In establishing a Peer Group, CTBI seeks to include regional bank holding companies that are similar to CTBI in terms of assets, business lines, and geographic footprint.  During 2017, the Committee worked with Pearl Meyer to review the Peer Group to ensure it continued to include organizations that were comparable to CTBI.  Based on this review, the Committee approved the following adjustments to the Peer Group: (1) removed Union Bankshares, First Financial Bancorp and MainSource Financial due to completed or pending acquisitions, and (2) added State Bank Financial Corporation and Home Trust Bancshares, which had assets ranging from $3.2 to $5.1 billion. These adjustments resulted in the Peer Group of fifteen companies listed below.  The Committee believes the Peer Group provides a reasonable basis of comparison for CTBI due to their similar business lines and geographic locations, as well as their comparable size, as reflected in their assets.  Following the Committee’s review and adjustment of the Peer Group, the median assets of the Peer Group were about $4.45 billion, as compared to CTBI’s assets of approximately $4.1 billion.  The companies included in the Peer Group ranged in asset size from $2.3 billion to $9.0 billion.

Bank	Ticker	Bank	Ticker
1st Source Corporation	SRCE	German American Bancorp	GABC
City Holding Company	CHCO	Lakeland Financial Corporation	LKFN
First Busey Corporation	BUSE	State Bank Financial Corp	STBZ
First Bancorp	FBNC	Park National Corporation	PRK
First Community Bancshares, Inc.	FCBC	Peoples Bancorp	PEBO
Home Trust Bancshares	HTBI	S.Y. Bancorp, Inc.	SYBT
First Financial Corporation	THFF	Towne Bank	TOWN
First Merchants Corporation	FRME

Executive Compensation Components

CTBI’s executive compensation program includes the following major components, each of which are described further below.

•	Base Salaries
•	Annual Incentive Plan
•	Long-Term Incentive Plan
•	Benefits and Perquisites
•	Employment Contracts, Termination of Employment, and Change in Control Arrangements

Base Salaries

Salaries for CTBI’s executives are established based upon the scope of their responsibilities, taking into account competitive market compensation paid by other similarly situated companies for comparable positions.  The Committee sets the CEO’s base salary, subject to approval of the Board of Directors.  Any salary increase for the CEO is determined based on the Committee’s review of the CEO’s leadership and contributions to the achievement of performance objectives for CTBI, which for 2017 included asset and revenue growth, asset quality, core earnings performance, identification of strategic opportunities, and execution of the current business strategy and operating plan.  The Committee also considers how the CEO’s salary compares to salaries of CEO’s within the Peer Group.  Base salaries for other executive officers, including the other Named Executive Officers, are approved by the Committee after considering recommendations from the CEO.  In approving any salary increases for Named Executive Officers, the Committee considers performance for the prior year, responsibilities for the upcoming year, how the current salaries compare to those paid by peer companies to executives with similar responsibilities, and CTBI’s budget for salary increases for employees other than executive officers.  The Committee’s objective is to pay base salaries which will be sufficient to attract, retain, motivate, and reward management for successful performance while maintaining affordability within CTBI’s business plan.

The Committee has established a policy of managing executive officer salaries to the market median, recognizing that a series of increases over several years may be required to adjust salaries to the desired level for any executive whose current salary is significantly below the market (contingent upon the executive sustaining the required level of performance).  After considering both CTBI and individual performance, as well as how individual officer salaries compared to the market median, the Committee determined that it was appropriate to increase executive salaries for 2018.  The salary increases for 2018 reflect the Committee’s desire to balance the need to compensate our Named Executive Officers at levels that are competitive with the market and recognize their performance and value to CTBI with the need to control expenses in an economic and regulatory environment that continues to be challenging for CTBI and other financial institutions.  The salary increases approved for the Named Executive Officers for 2018 ranged from 3.70% to 9.80%.   The following table shows the 2017 and 2018 base salary for each Named Executive Officer and the percentage increase over 2017. The 9.8% increase for Kevin Stumbo included a 3.9% merit increase and a 5.9% market adjustment intended to provide a base salary more in line with market salaries for Chief Financial Officers.

	Base Salary	Base Salary	% Increase
	2017	2018	2017 to 2018
Jean R. Hale Chairman, President, and Chief Executive Officer	$600,000	$625,000	4.17%

Kevin J. Stumbo Executive Vice President, Chief Financial Officer and Treasurer	$255,000	$280,000	9.80%

Mark A. Gooch Executive Vice President and Secretary	$429,000	$445,000	3.70%

Larry W. Jones Executive Vice President	$270,000	$280,000	3.70%

James B. Draughn Executive Vice President	$265,000	$277,500	4.70%

Annual Incentive Plan

The Named Executive Officers, other executive officers, and other members of senior management may earn annual cash incentive bonuses as well as stock-based awards under the Senior Management Incentive Compensation Plan.  Bonuses and stock awards are earned for achieving targets set for earnings per share (“EPS”) and return on average assets (“ROAA”) of CTBI.   The Incentive Plan is designed to reward participants for meeting or exceeding annual profit goals, and it is intended to achieve the following objectives:

•	Increase the profitability and growth of CTBI in a manner which is consistent with other goals of the company.
•	Pay for performance.
•	Provide an incentive opportunity which is competitive with other financial institutions in the Peer Group.
•	Attract and retain executive officers and other key employees and encourage excellence in the performance of individual responsibilities.
•	Motivate and appropriately reward those members of senior management who contribute to the success of CTBI.

At the beginning of each year, the Committee establishes a target (base) level of performance for EPS and ROAA.  The Committee also establishes a performance range relative to the base level and an associated payment scale which defines the percent of salary that participants may earn as a cash bonus for a given level of performance.  In addition, the Committee establishes a separate payment scale which defines the percentage of salary that participants may receive as a stock award for a given level of performance.  Stock awards under the Incentive Plan may be granted as either restricted shares or stock options.

2017 Annual Incentive Plan

For 2017, the target (base) level of ROAA was 1.22%, and the target (base) level of EPS was $2.81 for payout under the Incentive Plan.  The Committee believed the target (base) levels of performance were challenging, but appropriate given the expectations at the beginning of 2017.  For the year 2017, CTBI’s ROAA was 1.27% and EPS was $2.92.  In January 2018, the Committee evaluated these results and determined that, for purposes of the Incentive Plan, the results should be adjusted to exclude the windfall benefits from the Tax Cuts and Jobs Act of 2017 and the additional one-time bonuses announced as a result of the Act. The adjusted ROAA was 1.21%, and the adjusted EPS was $2.80. The Committee determined that, based on the adjusted 2017 results for ROAA and EPS, after accrual for the incentive as specified in the Incentive Plan, results were between the minimum required performance level of 95% of target and the target (base) level.  Based on these results, participants in the Incentive Plan, including the CEO and other NEOs, earned cash bonuses and restricted stock awards at the minimum tier on the payment scale the Committee had established at the beginning of 2017.  Specifically, the CTBI CEO earned a cash incentive of 25% of base salary, the CEO of Community Trust Bank, Inc. (“CTB CEO”) earned a cash incentive of 20% of base salary, and other NEOs earned cash incentives equal to 15% of their base salaries.  Cash incentive potential payouts as of percentage of salary for the CTBI CEO, CTB CEO and the other NEOs were the same in 2017 as in 2016, because the Committee determined that the adjustments to the executives’ incentive potentials made in prior years were sufficient to provide a competitive incentive opportunity. The amounts of the 2017 cash incentives paid to the NEOs are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

A portion of the total annual incentive earned under the Incentive Plan is paid in restricted shares which vest ratably over four years.  Beginning in 2012, the Committee reduced the portion of the annual incentive paid in restricted shares in order to offset some of the increase in the cash portion of the annual incentive.  Restricted stock awards granted in January 2018, as a result of performance in 2017, were earned at the minimum performance level based on adjusted results for ROAA and EPS, consistent with the cash bonus payments described above. As a result, the CTBI CEO, the CTB CEO and the other NEOs earned restricted stock grants for 2017 performance equal to 10.0%, 8.75% and 5.0% of base salary, respectively. The value of these awards is shown in the Stock Awards column of the Summary Compensation Table.

In addition to these performance-based restricted stock grants, a management retention restricted stock award was granted in early 2017 to James B. Draughn, a Named Executive Officer, based on the competitive market relating to information technology management.  The terms of this grant are consistent with the above-described restricted stock grants, except the retention restricted stock will cliff vest at the end of five years. To date in 2018, no similar retention-oriented restricted stock awards have been granted to any Named Executive Officer.

2018 Annual Incentive Plan

Prior to setting the terms of the Incentive Plan for 2018, the Committee considered the outcomes for 2017, the adjustments made to the Incentive Plan since 2012, and the executive compensation strategy adopted in January 2012.

As a result of these discussions, the Committee recommended, and the Board approved, maintaining the Incentive Plan for 2018 in substantially the same form as 2017, except for updating the performance targets to reflect the 2018 business plan and the expected positive impact of the Tax Cuts and Jobs Act passed by Congress in December, 2017.   Key features of the 2018 Incentive Plan are listed below:

•	Maintain the cash incentives payable at the same levels as 2017 if results are within the performance ranges established by the Committee for ROAA and EPS.
•	Maintain the stock-based incentives payable to Named Executive Officers at the same levels of the 2017 plan if results are within the performance ranges established by the Committee for ROAA and EPS.
•	Maintain the continued service period of four years for executive officers to fully vest in stock awards made under the Incentive Plan, which vest in 25% increments each year.
•
Continue to allow executives to earn modest cash and stock incentives if results are below the target (base) level, so long as performance meets or exceeds minimum levels of performance approved by the Committee; maintain the minimum required level of ROAA performance at 95% of the target (base) level, and maintain the portion of the cash and stock incentives earned for minimum levels of performance at 50% of the target (base) incentive award.

•	Continue to allow executives to earn target (base) level incentives if the goal for net income is achieved.
•	Maintain the maximum incentive potential provided by the plan at 200% of the target (base) award, the same percentage applicable in the 2017 plan.

This approach is consistent with the Committee’s strategy of shifting the mix of executive compensation so that a larger portion of executive pay is contingent upon performance while controlling the cost of the plan.

The following table shows the target (base) level of ROAA performance and the cash incentive awards that may be earned by the CTBI CEO, the CTB CEO, and other Named Executive Officers (“Other NEOs”) for various levels of performance in 2018:

Target/ROAA*		% of Target Award Earned	Cash Incentive Award as a % of Salary
			CTBI CEO	CTB CEO	Other NEOs
	1.35%	50%	25%	20.0%	15%
Base	1.42%	100%	50%	40.0%	30%
	1.45%	150%	75%	60.0%	45%
	1.48%	200%	100%	80.0%	60%

*These results are after accrual of the incentive.

As shown in the table above, executives would earn no incentives for performance below the minimum required level.  To ensure that executive pay varies with company performance, executives earn less than target for results above the minimum required level but below the target (base) level, and they may earn larger incentives if results exceed the target (base) level.  Payments are “capped” at a maximum level to preclude overpayment and control the cost of the plan.  The maximum payment provided under the 2018 plan, as well as prior versions of the plan covering  2015, 2016, and  2017, is 200% of the target (base) opportunity, which was reduced from the maximum 450% of target applicable to the 2014 plan, in recognition of actions taken in prior years, including salary adjustments and increases to the target (base) amounts.

CTB officers responsible for the various consolidated functions as selected by the CTB CEO, the presidents of each market, and the Community Trust and Investment Company officers responsible for various departments as selected by the CTIC CEO (“Group II Participants”) may receive awards for the year ending December 31, 2018 based on the same performance measures and targets applicable to executive officers.  Potential cash incentive awards for Group II participants, expressed as percentages of base salary, range from 3.50% to 8.75% of salary.  Senior vice presidents of consolidated functions who are selected for participation by the Compensation Committee (“Group III Participants”) may receive awards for the year ending December 31, 2017 based on the targets applicable to executive officers, ranging from 2.75% to 6.71% of salary.

The following table shows the target (base) level of ROAA performance and the stock awards that may be earned by the CTBI CEO, the CTB CEO, and other executive officers, including the Other NEOs, for 2018 performance. The stock awards shown below as percentages of salaries are the same as those used in the 2017 Incentive Plan. The Committee reduced the percentage of the target (base) award earned for performance at the minimum level from 90% to 50% for cash and stock awards beginning in 2016.  In keeping with the changes made to the cash portion of the Incentive Plan in 2015, the maximum potential stock award is 115% of the target award, reduced from 150% of the target (base) award in 2014:

Target/ROAA*		% of Target Award Earned	Stock Award as a % of Salary
			CTBI CEO	CTB CEO	Other NEOs
	1.35%	50%	10%	8.757%	7.50%
Base	1.42%	100%	20%	17.515%	15.00%
	1.45%	105%	21%	18.375%	15.75%
	1.48%	115%	23%	20.125%	17.25%

*These results are after accrual of the incentive.

Group II Participants may receive stock awards for the year ending December 31, 2018 based on the same performance targets applicable to executive officers, ranging from 5.0% to 11.5% of salary.  Group III Participants may receive stock awards for the year ending December 31, 2018 based on the same performance targets applicable to executive officers, ranging from 2.25% to 5.00% of salary.

The Committee at its sole discretion may choose to issue restricted stock, stock options, or a combination of options and restricted stock of an amount recommended by the Committee and approved by the Board of Directors of Community Trust Bancorp, Inc. subject to any limitations of the 2015 Stock Ownership Incentive Plan.  For the last several years, the Committee has determined that any stock awards earned under the Incentive Plan would be granted as restricted shares, and the restrictions would lapse pro-rata over four years from the date of grant, contingent upon the executive’s continued service with CTBI.  In the event of certain participant employee termination events occurring within 24 months of a change in control of CTBI or the death of a participant, the restrictions will lapse.  In the event the participant becomes disabled, restrictions will lapse on a pro-rata basis, dependent on time served from the date of grant through the date of termination due to disability.  In the event of a participant’s retirement prior to the lapse of all restrictions, the Committee will have discretion to review and revise any restrictions.  The actual number of any restricted shares granted will be determined based on the stock price on the date of grant (which would be in early 2019, after the Committee has the opportunity to review the achievement of performance goals for 2018).

For reference, the EPS and Net Income targets associated with the 2018 target (base) level of ROAA are $3.36 and $59,463,000, respectively.   For comparison, the cash incentive percentages of salary at target (base) for the CEO and other NEOs are unchanged from 2017, and the stock award percentages of base salary at target (base) for the CEO and other NEOs are also unchanged from 2017.   The Committee may adjust the cash and stock incentive percentages of salary in future years as it continues to implement the executive compensation strategy it adopted in 2012.  During the last several years, by gradually increasing the cash portion of the Incentive Plan and the total annual incentive opportunity, the Committee has brought CTBI’s plan more in line with typical market practices and increased the portion of total pay that is earned for performance.

CTBI has structured its incentive compensation plans in a manner which is designed to permit a large percentage of the total potential incentive compensation to be paid to participants who are not Named Executive Officers.  During 2018, qualifying executive officers, other members of senior management, and other full-time employees are eligible to participate in various company incentive compensation plans.  Based on the number of participants and structure of CTBI’s incentive compensation plans, if CTBI achieves its 2018 targets at the target (base) level, participants other than the Named Executive Officers will receive 82% of the total amount paid under all company-sponsored incentive compensation plans.

Long-Term Incentive Plan

When it reviewed CTBI’s executive compensation arrangements during 2011, the Committee determined that the implementation of a forward-looking, performance-based long-term incentive compensation plan would accomplish a number of its objectives for improving the executive compensation program, including: (i) providing balance to other short-term components of pay (such as base salaries and annual cash incentives), (ii) increasing the portion of total pay that is contingent upon performance, and (iii) improving the competitiveness of pay versus comparable bank holding companies.

After considering a variety of alternatives for performance-contingent long-term incentives, the Committee recommended and the Board approved the use of performance units beginning in 2012.  Performance units are long-term incentives which are earned for achieving one or more financial performance goals over a multi-year period.  Awards of performance units are permitted under CTBI’s shareholder-approved 2015 Stock Ownership Incentive Plan.  Only executive officers of CTBI (including the CEO and the other NEOs) will participate in the performance unit plan, as these are the executives who are held accountable for creating shareholder value.  As it reviewed the executive compensation program in late 2017 and early 2018, the Committee determined it would be appropriate to continue granting performance units.  Accordingly, in early 2018, the Committee approved long-term awards to the CEO and other NEOs, as further described below.

The Committee believes that earnings growth, when sustained over a period of time, will create value for CTBI shareholders.  For this reason, the Committee approved awards of performance units that require executives to achieve a target for cumulative net income over a three-year period.    In early 2018, the Committee approved grants for a three-year period covering 2018, 2019, and 2020.  The Committee believes the cumulative net income performance requirement is achievable but challenging, given the gradual improvement in the U.S. economy, but notwithstanding the regulatory environment of the banking industry and the challenges to the local economy in some of the markets served by CTBI.  Targets for cumulative net income growth were set after giving consideration to CTBI’s results in prior years, CTBI’s forecasts of future results within its strategic plan, local economic conditions, and industry performance.

The Committee believes the continued use of performance units will further: (i) focus the executive officers on creating shareholder value through sustained growth in earnings; (ii) improve the alignment of pay with performance for all executive officers; and (iii) create a more balanced incentive compensation program.  To the extent that cash-based performance units are utilized, any potential dilution to existing shareholders (as might occur if awards were stock-based) is avoided.  In keeping with its plan for gradual adjustments to executive incentive potentials under the annual Incentive Plan, the Committee adjusted the target incentive percentages of salary associated with the awards of performance units in 2012, 2013, and 2014.  This approach enabled the Committee to gradually change the mix of executive compensation, ultimately resulting in a greater portion of executive compensation being contingent on performance.

The table below shows the percentage of salary that may be earned by the CTBI CEO, the CTB CEO, and other executive officers, including the Other NEOs, based on achievement of the cumulative net income goal for 2018 through 2020.  Any earned performance units will be paid in early 2021, after the Committee evaluates actual results for 2018 through 2020 versus the cumulative net income goal.

	Performance Unit Award as a % of Salary
Cumulative Net Income vs. Target	CTBI CEO	CTB CEO	Other NEOs
90% of Target (Minimum)	10.0%	7.5%	5.0%
93% of Target	20.0%	15.0%	10.0%
96% of Target	30.0%	22.5%	15.0%
100% of Target Cumulative Net Income (Target)	40.0%	30.0%	20.0%
103% of Target	48.0%	36.0%	24.0%
107% of Target	54.0%	40.5%	27.0%
110% of Target (Maximum)	60.0%	45.0%	30.0%

For reference, the 2018 performance unit awards for the CTBI CEO, the CTB CEO and the Other NEOs (expressed as percentages of salary at target performance) are the same as in 2017.  The cumulative net income target for the 2018 Long-Term Incentive Plan is $184.0 million. In addition, for 2018, the Committee established the minimum potential payment for the Other NEOs at 5.0%, which reflected an increase from 2.50% in the 2017 plan, in order to provide a payment at minimum levels of performance that is consistent with the minimum payments that may be earned by the CTBI CEO and the CTB CEO.

Voluntary or involuntary termination of employment prior to the end of the performance period and/or prior to the payment of any earned performance units will result in forfeiture of any outstanding performance units, except as noted below.  In the case of termination of employment by reason of death, disability, or retirement prior to the expiration of the performance period, any outstanding performance units will be deemed to have been earned in an amount equal to the amount payable at the maximum level multiplied by the percentage that would have been earned, assuming that the rate at which the performance goal has been achieved as of the date of such termination of employment would have continued until the end of the performance period.  Upon the occurrence of certain termination events within the 24 month period beginning on the date of a change in control, any outstanding performance units granted under the 2015 Stock Ownership Incentive Plan will become fully vested and payable in an amount which is equal to the greater of (a) the maximum amount payable under the performance unit at the target level multiplied by the percentage that would have been earned, assuming that the rate at which the performance goal has been achieved as of the date of such change in control termination event would have continued until the end of the performance period or (b) the maximum amount payable under the performance unit at target level multiplied by the percentage of the performance period completed at the time of the change in control termination event.

Long-Term Incentive Plan – Incentives Earned for 2015 – 2017 Performance Period

As noted above, in 2012, CTBI began granting performance units with a three-year performance period.  Accordingly, in early 2018, the Committee reviewed performance for the three-year period ended December 31, 2017.  The cumulative net income goal for 2015 – 2017 was $148.0 million, and actual cumulative net income for the period was $145.3 million.  The Committee determined it would be appropriate to adjust results for the final year (2017) of the 3-year period in order to exclude the windfall benefits from the Tax Cuts and Jobs Act and the additional one-time bonuses, paid only to non-executive employees, announced as a result of the Act. The adjusted cumulative net income for the 2015 – 2017 period was $143.2 million. Adjusted results were above the minimum required performance level of $133.0 million, but below the target of $148.0 million.  As a result, the CEO and other Named Executive Officers earned incentives equal to 75% of their target incentive potentials under the Long-Term Incentive Compensation Plan for the 2015 - 2017 performance period. Amounts earned under the plan and paid to executives in early 2018 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Benefits and Perquisites

CTBI’s policy is to minimize the use of executive benefits and perquisites.  The Named Executive Officers participate in the same benefit plans as other CTBI employees, with the few exceptions described below.  During 2017, there were no changes to the benefits and perquisites provided to Named Executive Officers, and none have been approved for 2018.

To align the interests of all employees, including Named Executive Officers, with those of shareholders, CTBI has implemented an Employee Stock Ownership Plan (“ESOP”) which provides awards of CTBI stock subject to vesting requirements.  Participation in the ESOP is available to any employee of CTBI or its subsidiaries who has been employed for one year, completed 1,000 hours of service, and attained the age of 21.  CTBI currently contributes 4.0% of covered employees’ gross wages to the ESOP.  ESOP contributions are used to acquire shares of CTBI stock on the open market.

CTBI has established a 401(k) Plan under which employees can contribute from 1.0% to 20.0% of their annual salary, up to applicable limits.  CTBI provides a matching contribution equal to 50% of the first 8.0% of salary contributed by the employee.  CTBI also provides health insurance, life insurance, and other benefit programs that are usual and customary within the banking industry in order to attract and retain employees.  Named Executive Officers are eligible to participate in these plans on the same basis as other employees, subject to IRS limits.

CTBI provides supplemental life insurance to its Named Executive Officers, as well as other senior and key management.  The plan provides a split-dollar share of death benefits at an amount necessary to provide the Named Executive Officers with a total company-provided death benefit of three times their annual salary.  This amount is consistent with the death benefit provided to other eligible employees.  Additionally, each Named Executive Officer and other senior and key employees are provided a post-retirement death benefit equal to one times his or her annual salary at the time of retirement.  The benefits are funded with bank-owned life insurance policies.  CTBI will recover its plan costs upon the death of the covered individual, and the executive’s beneficiary will receive a portion of the insurance proceeds.  The Committee believes the supplemental life insurance program is common within the banking industry and provides an incentive for long-term employment with CTBI.

CTBI does not provide significant perquisites or personal benefits to executive officers.  The Named Executive Officers, as well as other executive officers, members of senior management, and key employees, are provided country club memberships and other perquisites with an aggregate individual annual value of less than $10,000.

Unlike some other banks in its Peer Group, CTBI does not provide any supplemental executive retirement plan.  CTBI allows executives to voluntarily defer receipt of any cash bonuses earned under the annual Incentive Plan.

Employment Contracts, Termination of Employment, and Change in Control Arrangements

CTBI has established termination of employment and change in control agreements (“Severance Agreements”) with each of its Named Executive Officers, other executive officers, and certain other senior officers.  Severance Agreements are provided in order to attract and retain key executives by protecting them in the event of a change in control.  The Severance Agreements are effective for a term equal to the longer of three years or the covered period should a change in control of CTBI occur during such three-year period.  These agreements are automatically renewable for additional one-year periods.  The covered period during which the terms and conditions of the Severance Agreements are effective is the period of time following a change in control equal to: (i) two years following the occurrence of the change in control in the event of an involuntary termination or a voluntary termination following a change in duties or (ii) the thirteenth month following the change in control in the event of a voluntary termination not preceded by a change in duties.

The Severance Agreements require the payment to a Named Executive Officer, other executive officer, or senior officer of a severance amount in the event of an involuntary or voluntary termination of employment after a change in control of CTBI during the covered period.  The severance amount payable under the Severance Agreements is equal to: (i) 2.99 times the Named Executive Officer’s or other executive officer’s base annual salary in the event of involuntary termination or in the event of a voluntary termination of employment preceded by a change in duties subsequent to a change in control of CTBI, or (ii) 2.00 times the Named Executive Officer’s or other executive officer’s annual base salary in the event of a voluntary termination of employment not preceded by a change in duties subsequent to a change in control of CTBI.

For purposes of the Severance Agreements, a change in control occurs when: (i) any person, including a group under Section 13(d)(3) of the Securities Exchange Act of 1934 is or becomes the owner of 30% or more of the combined voting power of CTBI’s outstanding securities; (ii) as a result of, or in connection with, any tender offer, exchange offer, merger or other combination, sale of assets or contested election, the persons who were directors of CTBI before such transaction(s) cease to constitute a majority of the Board of Directors of CTBI or successor of CTBI; (iii) a tender or exchange offer is made and consummated for the ownership of 30% or more of the combined voting power of CTBI’s  outstanding voting securities; or (iv) CTBI transfers substantially all of its assets to another corporation that is not a wholly-owned subsidiary of CTBI.

The Committee believes the use and structure of the Severance Agreements are consistent with CTBI’s compensation objectives to attract, motivate, and retain highly qualified executives.  The Committee also believes that the Severance Agreements promote job stability, provide a measure of financial security, preserve morale and productivity, and encourage retention during the period of uncertainty that accompanies an actual or potential change in control.  The Committee periodically reviews the terms of the Severance Agreements in the context of CTBI’s other executive compensation arrangements, changes in government regulations and trends in competitive practices.

No termination of employment or change in control payments were made under the Severance Agreements in 2017, and there were no changes made to the terms of the Severance Agreements during 2017 or to date in 2018.

Compensation Governance and Oversight

The Committee is responsible for the oversight of compensation risk.  The Committee annually reviews the Senior Management Incentive Compensation Plan, the Long-Term Incentive Compensation Plan, and the Employee Incentive Compensation Plan, as well as other compensation arrangements, to evaluate their potential for creating or increasing risk to CTBI.  During 2017, the Committee reviewed the compensation risk assessment performed by management and concluded that CTBI’s compensation plans do not motivate or reward management for taking inappropriate risks and do not create any risks that are reasonably likely to have a material adverse impact on CTBI.

The Committee has adopted a recoupment policy applicable to members of CTBI’s Executive Committee. The policy provides, in general, that in the event any such person’s fraud, dishonesty or recklessness substantially contributes to CTBI’s material noncompliance with financial reporting requirements under securities laws resulting in CTBI’s obligation to prepare an accounting restatement, the Committee will direct CTBI to use prompt and reasonable efforts to recover from such person the amount of specified performance-based compensation determined by the Committee to have been materially affected by the restatement that is in excess of the amount of performance-based compensation which would have otherwise been received by such person, assuming the financial statements had originally been prepared as restated.  The Committee may approve amendments to the recoupment policy at any time, including amendments to conform to regulations adopted by the Securities and Exchange Commission or applicable listing requirements.

CTBI’s insider trading policy was amended in 2016 to prohibit directors and executive officers from engaging in the hedging of any CTBI security or pledging any significant amount of CTBI securities.

Tax Deductibility

Federal income tax law caps at $1,000,000 the deductible compensation per year for each of the NEOs, subject to certain exceptions.  In developing and implementing executive compensation policies and programs, the Committee considers whether particular payments and awards are deductible for federal income tax purposes, along with other relevant factors.  The Committee has taken what it believes to be appropriate steps to maximize the deductibility of executive compensation.  It is the general intention of the Committee to meet the requirements for deductibility whenever possible.  However, considering the recent repeal of the performance-based compensation exception under Tax Code Section 162(m), the Compensation Committee expects in the future to approve compensation that is not deductible for income tax purposes. The Committee will continue to review and monitor the deductibility of compensation.

Say on Pay Resolutions

In 2017, we submitted our executive compensation program to an advisory, nonbinding vote of shareholders (i.e., “say on pay”).  At the 2017 annual shareholders meeting, approximately 97% of votes cast were voted in favor of a resolution approving our executive compensation program.  Based on these results, the Committee concluded that shareholders supported CTBI’s approach to executive compensation.  In addition, at the 2017 annual shareholders meeting, more than 80% of votes cast were in favor of having an annual say on pay vote.  Accordingly, at the 2018 annual meeting, shareholders are being asked to approve an advisory, nonbinding resolution in favor of CTBI’s executive compensation arrangements.  Although the results of annual say on pay resolutions are not binding on CTBI, the Committee welcomes feedback from shareholders, and it will consider the outcome of each year’s say on pay vote as part of its ongoing review of the executive compensation program.

Report of the Compensation Committee

The Compensation Committee of CTBI has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Nick Carter, Chairman
M. Lynn Parrish, Vice Chairman
Anthony W. St. Charles

March 12, 2018

EXECUTIVE COMPENSATION

The following table sets forth the total annual compensation paid or accrued by CTBI to or for the account of the Chief Executive Officer, the Chief Financial Officer, and each of the other three most highly compensated executive officers of CTBI (“Named Executive Officers” or “NEOs”) for the fiscal years ended December 31, 2017, 2016, and 2015.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total Compensation (4) ($)
Jean R. Hale,	2017	598,077	77,618	315,000	32,402	1,023,097
Chairman, President and	2016	573,077	54,988	258,750	32,281	919,096
Chief Executive Officer	2015	548,077	30,721	350,750	43,802	973,350

Kevin J. Stumbo,	2017	254,231	24,804	73,125	20,991	373,151
Executive Vice President,	2016	244,039	17,446	66,150	21,049	348,684
Chief Financial Officer	2015	231,539	9,649	90,750	24,339	356,277
and Treasurer

Mark A. Gooch,	2017	427,846	48,912	175,350	23,979	676,087
Executive Vice	2016	412,769	34,825	149,040	24,257	620,891
President and Secretary	2015	397,000	19,717	205,700	30,446	652,863

Larry W. Jones,	2017	269,231	26,337	78,000	22,721	396,289
Executive Vice	2016	259,231	18,754	70,200	22,512	370,697
President	2015	249,231	10,520	98,000	25,103	382,854

James B. Draughn,	2017	264,000	257,751	76,050	26,948	624,749
Executive Vice	2016	251,231	18,151	68,040	22,205	359,627
President	2015	241,231	10,165	94,700	25,678	371,774

(1)
The amounts in this column reflect the grant date fair value of all restricted stock awards granted during the years ended December 31, 2017, 2016, and 2015, under CTBI’s stock ownership plans and in accordance with ASC Topic 718.

(2)
Non-Equity Incentive Plan Compensation includes amounts paid under the Senior Management Incentive Compensation Plan (“Incentive Plan”), which is open to all executive officers, market presidents, and senior vice presidents of consolidated functions and the Executive Long-Term Incentive Plan which is open to all executive officers. Individuals below senior vice president level may be recommended and approved by the Compensation Committee for special awards of options for extraordinary performance under the Incentive Plan.  Non-Equity Incentive Plan Compensation for executive officers is earned based on CTBI reaching certain earnings per share and return on assets goals after accruing for the cost of the incentive compensation.  No discretionary cash incentive payments were made to any of the Named Executive Officers in any of the years shown above.

(3)	The compensation represented by the amounts for 2017, 2016, and 2015 set forth in the All Other Compensation column for NEOs is detailed in the following tables.

Name	Year	Company Contributions to ESOP ($)	Company Contributions to 401(k) ($)	Perquisites ($)	Company Paid Life Insurance Premiums ($)	Dividends Received on Restricted Stock ($)	Total All Other Compensation ($)
		(a)	(a)		(b)
Jean R. Hale	2017	10,800	12,000	-	5,322	4,280	32,402
	2016	10,600	12,000	-	4,771	4,910	32,281
	2015	10,600	12,000	-	9,417	11,785	43,802

Kevin J. Stumbo	2017	10,800	8,036	-	789	1,366	20,991
	2016	10,600	8,033	-	706	1,710	21,049
	2015	10,600	8,028	-	1,388	4,323	24,339

Mark A. Gooch	2017	10,800	9,000	-	1,457	2,722	23,979
	2016	10,600	9,000	-	1,317	3,340	24,257
	2015	10,600	9,000	-	2,506	8,340	30,446

Larry W. Jones	2017	10,800	7,267	-	3,185	1,469	22,721
	2016	10,600	7,228	-	2,759	1,925	22,512
	2015	10,600	7,261	-	2,379	4,863	25,103

James B. Draughn	2017	10,800	9,000	-	878	6,270	26,948
	2016	10,600	9,000	-	780	1,825	22,205
	2015	10,600	9,000	-	1,480	4,598	25,678

(a)	For further information regarding the ESOP and 401(k) Plans, see the Compensation Discussion and Analysis.

(b)
This column includes excess premiums reported as taxable compensation on the NEO’s W-2 for life insurance at three times salary.  A similar insurance benefit at three times salary is provided to all full-time employees on a nondiscriminatory basis.

The following table sets forth the information regarding plan based awards granted to NEOs in 2017.

GRANTS OF PLAN BASED AWARDS

Name	Grant Date	Payouts Under Non-Equity Incentive Plan Awards (1) ($)	All Other Awards: Number of Securities Underlying Options Granted (2) (#)	Exercise or Base Price ($/share)	Grant Date Fair Value of Equity Awards (3) ($)
Jean R. Hale	-	258,750	-	-	-
Restricted Stock Grant	01/24/17	-	1,671	46.45	77,618

Kevin J. Stumbo	-	66,150	-	-	-
Restricted Stock Grant	01/24/17	-	534	46.45	24,804

Mark A. Gooch	-	149,040	-	-	-
Restricted Stock Grant	01/24/17	-	1,053	46.45	48,912

Larry W. Jones	-	70,200	-	-	-
Restricted Stock Grant	01/24/17	-	567	46.45	26,337

James B. Draughn	-	68,040	-	-	-
Restricted Stock Grant	01/24/17	-	549	46.45	25,501
Management Retention Restricted Stock Grant	01/24/17	-	5,000	46.45	232,250

(1) This column shows the payouts for 2017 performance under the Senior Management Incentive Compensation Plan and for performance during the years 2015, 2016, and 2017 under the 2015 Long-Term Incentive Plan, paid in January 2018, as described in the Compensation Discussion and Analysis.  For 2017, the target (base) level of ROAA was 1.22%, and the target (base) level of EPS was $2.81 for payout under the Senior Management Incentive Compensation Plan.  Actual results for the year 2017 were ROAA of 1.27% and EPS of $2.92.  The Compensation Committee determined that the windfall benefits of the Tax Cuts and Jobs Act and the additional one-time bonus announced as a result should be normalized out of the final results to determine the performance level achieved for purposes of meeting the incentive targets.  These normalized measures for ROAA and EPS were 1.21% and $2.80, respectively.  The normalized results exceeded the minimum level required of 95% of the base target to earn a payment of 50% of the base bonus payment.  The cumulative net income goal for 2015 – 2017 was $148.0 million, and actual cumulative net income for the period was $145.3 million.  The normalized result for the three year period was $143.2 million.  Normalized actual results were between the 75% required level of performance of $142 million and the target (base) level.  As a result, as reflected in the Summary Compensation Table, the CEO and other Named Executive Officers earned incentives equal to 50% of their target incentive potentials under the 2017 Senior Management Incentive Plan and 75% of their target incentive potentials under the 2015 Long-Term Incentive Plan.

(2)
Restricted stock grants were earned for performance during the year 2016 and granted on January 24, 2017 under the Senior Management Incentive Plan.  The restrictions on the restricted stock lapse ratably over four years or upon a change in control of CTBI followed by certain employment termination events.  In addition to these restricted stock grants, a management retention restricted stock award was granted to James B. Draughn for 5,000 shares.  The terms of this grant are consistent with the above described restricted stock grants, except the retention award will cliff vest at the end of five years.

(3) The grant-date fair value of restricted stock grants was $46.45 per share, measured in accordance with ASC 718.

The following table sets forth the estimated payouts of non-equity incentive plan awards that may result from the performance units held by the Named Executive Officers outstanding as of December 31, 2017:

ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS

Name	Year Granted	Minimum ($)	Target ($)	Maximum ($)
Jean R. Hale	2017	60,000	240,000	250,000
	2016	57,500	230,000	250,000

Kevin J. Stumbo	2017	6,375	51,000	76,500
	2016	6,125	49,000	73,500

Mark A. Gooch	2017	32,175	128,700	193,050
	2016	31,050	124,200	186,300

Larry W. Jones	2017	6,750	54,000	81,000
	2016	6,500	52,000	78,000

James B. Draughn	2017	6,625	53,000	79,500
	2016	6,300	50,400	75,600

The following tables set forth information concerning options exercised by the NEOs and restricted stock vested during 2017 and the number and value of unexercised options and restricted stock held by the NEOs of CTBI at December 31, 2017.

OPTION EXERCISES AND RESTRICTED STOCK VESTED

Name	Shares Acquired on Exercise (#)	Value Realized (1) ($)	Shares Acquired on Vesting (#)	Value Realized (1) ($)
Jean R. Hale	6,875	170,872	1,024	47,875

Kevin J. Stumbo	0	--	345	16,116

Mark A. Gooch	5,500	105,903	681	31,821

Larry W. Jones	0	--	380	17,747

James B. Draughn	0	--	368	17,186

 (1) The value realized is calculated based on the closing market price on the date of exercise in the case of option exercises and the date of vesting in the case of restricted stock.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

Name	Number of Securities Underlying Unexercised Options and Restricted Stock Grants at Fiscal Year-End (1) (#)		Option Exercise Price ($)	Expiration Date (2)	Value of Unexercised In-the-Money Options and Restricted Stock Grants at Fiscal Year-End (3) ($)
	Exercisable	Unexercisable			Exercisable	Unexercisable
Jean R. Hale
Restricted Stock Grants:
Granted 01/28/14	0	101	-	01/28/18	-	4,757
Granted 01/27/15	0	476	-	01/27/19	-	22,420
Granted 01/26/16	0	1,230	-	01/26/20	-	57,933
Granted 01/24/17	0	1,671	-	01/24/21	-	78,704

Kevin J. Stumbo
Restricted Stock Grants:
Granted 01/28/14	0	32	-	01/28/18	-	1,507
Granted 01/27/15	0	150	-	01/27/19	-	7,065
Granted 01/26/16	0	390	-	01/26/20	-	18,369
Granted 01/24/17	0	534	-	01/24/21	-	25,151

Mark A. Gooch
Restricted Stock Grants:
Granted 01/28/14	0	64	-	01/28/18	-	3,014
Granted 01/27/15	0	306	-	01/27/19	-	14,413
Granted 01/26/16	0	779	-	01/26/20	-	36,691
Granted 01/24/17	0	1,053	-	01/24/21	-	49,596

Larry W. Jones
Restricted Stock Grants:
Granted 01/28/14	0	35	-	01/28/18	-	1,649
Granted 01/27/15	0	163	-	01/27/19	-	7,677
Granted 01/26/16	0	420	-	01/26/20	-	19,782
Granted 01/24/17	0	567	-	01/24/21	-	26,706

James B. Draughn
Restricted Stock Grants:
Granted 01/28/14	0	33	-	01/28/18	-	1,554
Granted 01/27/15	0	158	-	01/27/19	-	7,442
Granted 01/26/16	0	406	-	01/26/20	-	19,123
Granted 01/24/17	0	5,549	-	01/24/21	-	261,358

(1) There were no stock option grants outstanding at December 31, 2017 held by the NEOs.  The restrictions on the restricted stock granted to NEOs will lapse ratably over four years, except for 5,000 shares issued to Mr. Draughn on January 24, 2017 that were issued as a management retention grant and will cliff vest in five years.  All restrictions on restricted stock issued prior to 2016 lapse upon a change in control of CTBI.  The restrictions on restricted stock issued in 2016 or after lapse upon a change in control of CTBI followed by certain employment termination events.

(2)	This column represents the date restrictions lapse on restricted stock grants.

(3)	Based on the per share closing price of $47.10 of our common stock at December 31, 2017.

CHANGE IN CONTROL AND TERMINATION BENEFITS

CTBI provides additional benefits, not included in the previous tables, to the NEOs in the event of a change in control.  The following table provides an estimate of the value of such benefits, assuming the change in control had occurred on December 31, 2017.

Name	Severance Payment Equal to 2.99 Times Annual Base Salary (1) ($)	Severance Payment Equal to 2.00 Times Annual Base Salary (2) ($)	Acceleration of Restricted Stock Grants (3) ($)	Acceleration of Performance Based Units Payable in Cash (4) ($)	Total (Based on 2.99 Times Annual Base Salary) (1) ($)	Total (Based on 2.00 Times Annual Base Salary) (2) ($)
Jean R. Hale	1,794,000	1,200,000	163,814	175,000	2,132,814	1,538,814

Kevin J. Stumbo	762,450	510,000	52,093	37,250	851,793	599,343

Mark A. Gooch	1,282,710	858,000	103,714	94,275	1,480,699	1,055,989

Larry W. Jones	807,300	540,000	55,814	39,500	902,614	635,314

James B. Draughn	792,350	530,000	289,477	38,450	1,120,277	857,927

(1)
Severance agreements with the NEOs require payment of an amount equal to 2.99 times annual base salary in the event of a change in control of CTBI followed by: (a) a subsequent involuntary termination; or (b) a voluntary termination preceded by a change in duties.

(2)
Severance agreements with the NEOs require payment of an amount equal to 2.00 times annual base salary in the event of a voluntary termination not preceded by a change in duties subsequent to a change in control of CTBI.

(3)
The restrictions on restricted stock lapse upon: (i) the occurrence of certain termination events within the 24 month period beginning on the date of a change in control of CTBI with respect to restricted stock granted under the 2015 Stock Ownership Incentive Plan; or (ii) a change in control of CTBI with respect to restricted stock granted under the 2006 Stock Ownership Incentive Plan.  The amounts shown for restricted stock represent the number of shares granted multiplied by the per share closing price at December 31, 2017 of $47.10.

(4)
Upon a change in control (with respect to performance units issued under the 2006 Stock Ownership Incentive Plan) or upon the occurrence of certain termination events within the 24 month period beginning on the date of a change in control of CTBI (with respect to performance units issued under the 2015 Stock Ownership Incentive Plan), any then outstanding performance units shall become fully vested in an amount which is equal to the greater of (a) the maximum amount payable under the performance unit multiplied by a percentage equal to the percentage that would have been earned under the terms of the performance unit agreement assuming that the rate at which the performance goal has been achieved as of the date of such change in control vesting date would have been continued until the end of the performance period; or (b) the maximum amount payable under the performance unit multiplied by the percentage of the performance period completed by the participant at the time of the change in control.

See the Employment Contracts, Termination of Employment, and Change in Control Agreements section of the Compensation Discussion and Analysis for further information.

SHAREHOLDER PROPOSALS

It is currently contemplated that next year’s Annual Meeting of Shareholders will be held on or about April 23, 2019.  In the event that a shareholder desires to have a proposal considered for presentation at CTBI’s next Annual Meeting of Shareholders and inclusion in the Proxy Statement for such meeting, the proposal must be forwarded in writing to the Secretary of CTBI so that it is received no later than December 3, 2018.  Any such proposal must comply with the requirements of Rule 14(a)-8 promulgated under the Act.  If a shareholder intends to present a proposal at the next Annual Meeting of Shareholders, but has not sought the inclusion of such proposal in CTBI’s Proxy, Notice of Meeting, and Proxy Statement, such proposal must be received by the Secretary of CTBI prior to February 16, 2019 or CTBI’s management proxies for the Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in CTBI’s Proxy, Notice of Meeting, or Proxy Statement.

MISCELLANEOUS

The Board of Directors of CTBI knows of no other business to be presented to the Annual Meeting.  If other matters should properly come before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the proxy.  The Board of Directors urges each shareholder who does not intend to be present and to vote at the Annual Meeting to submit a proxy as promptly as possible.

By Order of the Board of Directors

/s/ Jean R. Hale
Jean R. Hale
Chairman of the Board,
President and Chief Executive Officer

Pikeville, Kentucky
April 2, 2018

Attachment A